Exhibit 10.14

AMENDED AND RESTATED BUSINESS SUPPORT SERVICES AGREEMENT

BETWEEN

Monarch Dental Associates – Abilene, L.P.

AND

Modern Dental Professionals – Abilene, L.P.

January 1, 2006

AMENDED AND RESTATED BUSINESS SUPPORT SERVICES AGREEMENT

THIS AMENDED AND RESTATED BUSINESS SUPPORT SERVICES AGREEMENT (“Agreement”) is entered into effective January 1, 2006 (the “Effective Date”), between Monarch Dental Associates – Abilene, L.P. (“Service Company”), and Modern Dental Professionals – Abilene, P.C. (“Group”).

RECITALS

A. Group engages in the practice of dentistry and the provision of Dental Services in the state of Texas (“State”).

B. Service Company provides nonprofessional business support services to dental practices.

C. Group wishes to engage Service Company to provide certain business support services necessary and appropriate for the day-to-day administration of the nonprofessional aspects of the Practice, and Service Company desires to provide such services all upon the terms and conditions set forth in this Agreement.

D. Group and Service Company are parties to that certain Amended and Restated Business Support Services Agreement dated January 1, 2005 (the “Prior Agreement”). Group and Service Company wish to amend and restate the Prior Agreement in its entirety in the form of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions in this Agreement and in the Prior Agreement, the parties agree to amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings ascribed thereto in the Agreement, and, in addition, the following terms shall have the following meanings:

1.1 Affiliate. “Affiliate” means, with respect to any Person, (i) any individual or entity directly or indirectly owned or controlled by such Person, (ii) any individual or entity directly or indirectly owning or controlling such Person or (iii) any individual or entity directly or indirectly owned or controlled by the same individual or entity as owns or controls such Person. For purposes of this Agreement, neither Group nor Service Company shall be deemed an Affiliate of the other.

1.2 Clinic Costs. “Clinic Costs” means all direct costs incurred by Service Company on an accrual basis attributable to carrying out its obligations to provide Group with non-professional staff at the Practice locations, supplies, lab services, equipment, facilities, utilities and other costs of operating the Practice locations, but excluding any reimbursement of amortization, depreciation or interest expense, and excluding any reimbursement of corporate or regional overhead costs. Group shall be directly responsible for payment of all costs for Providers’ compensation, benefits, other payroll costs, malpractice insurance, license fees, professional dues and continuing education, but any such costs paid by Service Company on Group’s behalf shall be included in “Clinic Costs.” In addition, Group shall be directly responsible for payment of all costs for non-Provider employees and independent contractors of Group (e.g., back office staff, hygienists, dental assistants, etc.), including, without limitation, costs of compensation, benefits and other payroll costs, but any such costs paid by Service Company on Group’s behalf shall be included in “Clinic Costs.”

1.3 Dental Services. “Dental Services” means (i) all professional dental services that, pursuant to the laws of State, must be performed by a licensed dentist and (ii) all dental-care related services that, pursuant to the laws of State, may be performed by dental auxiliaries, such as dental hygienists and dental assistants, but only if such services are performed under the general supervision of a licensed dentist. Dental Services shall include, without limitation, the practice of dentistry (general and specialist), orthodontics and all related dental care services provided by Group through Providers and dental auxiliaries.

1.4 GAAP. At any particular time, the term “GAAP” means generally accepted accounting principles, consistently applied, as in effect at such time.

1.5 Operatories. “Operatories” refers to a complete system consisting of a dental chair, lights, cabinetry and related equipment and delivery systems necessary to provide Dental Services. For purposes of this Agreement, the number of Group’s Operatories shall be equal to the number of patient dental chairs located at the Practice for the purpose of providing Dental Services.

1.6 Person. “Person” means any natural person, corporation, partnership or other business structure recognized as a separate legal entity.

1.7 Practice. “Practice” means the professional dental practice owned and conducted by Group. The parties acknowledge that the Practice may be conducted at multiple physical locations, all of which are included in the term “Practice.”

1.8 Provider. “Provider” means each licensed individual who provides Dental Services and related services to patients of Group (e.g., licensed dentists and dental hygienists) and who is employed by Group or who provides services to Group on an independently contracted basis.

1.9 Service Company. The definition of “Service Company” in the first paragraph of this Agreement shall include any Person that succeeds to Service Company’s interests hereunder and to whom the obligations of Service Company hereunder are assigned and transferred in accordance with the terms of this Agreement.

1.10 Services Fee. “Services Fee” is an amount per month equal to $* multiplied by the number of Operatories at the Practice locations on the first day of the month.

ARTICLE II

APPOINTMENT OF SERVICE COMPANY

2.1 Appointment. Group hereby engages Service Company to provide the Business Support Services, and Service Company hereby agrees to provide such Business Support Services,

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

subject to all terms, conditions and provisions of this Agreement. Consistent with the provisions of this Agreement, Group hereby gives Service Company all necessary authority to provide Business Support Services for Group. Group expressly acknowledges and agrees that Service Company may coordinate and contract with Affiliates, and third parties, for the performance of the Business Support Services.

2.2 Group’s Ultimate Responsibility. As required by applicable laws, regulations and rules of State governing the practice of dentistry, Group shall retain ultimate responsibility for all activities of Group that are within the scope of a Provider’s licensure, and cannot be performed by Service Company due to Service Company’s nonlicensed status. Accordingly, Group shall have sole responsibility and authority for all aspects of the practice of the profession of dentistry and related professional services and delivery of Dental Services to patients of Group by its Providers. Group shall also retain ultimate responsibility for the management of the Practice (including all business aspects of the Practice), and nothing in this Agreement is intended to transfer such ultimate responsibility from Group to Service Company. Nothing in this Agreement shall be construed to alter or in any way affect the legal, ethical and professional relationship between and among Providers and Providers’ patients, nor shall anything contained in this Agreement abrogate any right or obligation arising out of or applicable to the Provider-patient relationship.

2.3 Ownership of Practice. The parties acknowledge that Group is the sole owner and operator of the Practice, that Service Company has no ownership interest in the Practice.

2.4 Applicable Law. Service Company and Group shall comply with all applicable federal and state laws, rules and regulations, including without limitation, those relating to Medicaid reimbursement and any other applicable governmental rules or guidelines governing the standards for conducting, in the case of Group, or providing business support services to, in the case of Service Company, a professional dental practice.

ARTICLE III

RESPONSIBILITIES AND COVENANTS OF SERVICE COMPANY

3.1 General Description of Services. During the Term, Service Company shall provide nonprofessional business support services reasonably necessary and appropriate for the efficient operation of the Practice, including, without limitation, those set forth in this Article III (the “Business Support Services”). All Business Support Services provided by Service Company pursuant to this Agreement shall at all times be subject to Group’s oversight and ultimate authority.

3.2 Offices, Equipment and Dental Supplies.

(a) Service Company shall make available to Group, for Group’s use, offices and facilities for the Practice, and shall use reasonable efforts to make available to Group, for Group’s use, a reasonable substitute or replacement thereof should such offices and facilities become unavailable on commercially reasonable terms and conditions or because of damage or destruction. Service Company shall arrange to provide and maintain such facilities and reasonable improvements for Group’s benefit during the term of this Agreement in good condition and repair, reasonable wear and tear excepted. Service Company’s obligations are subject to the rights and obligations of any landlord of any such facilities.

(b) Service Company will consult with Group on the Practice’s equipment and office needs, and will secure and provide to Group, for Group’s use, equipment, office facilities and office furnishings for operation of the Practice. All equipment and furnishings provided or purchased under this Agreement shall remain the property of Service Company.

(c) Service Company will consult with Group on the Practice’s dental supply needs, and Service Company shall order, procure and purchase as agent for Group all dental supplies necessary and appropriate for the Practice. Furthermore, Service Company, in consultation with Group, shall ensure that the Practice is at all times adequately stocked with the dental supplies necessary and appropriate for operation of Group and required for the provision of Dental Services.

(d) Nothing in this Agreement shall be construed to affect or limit in any way the professional discretion of Group to use (or not use) services provided by or equipment, furnishings, inventory or supplies purchased by Service Company in accordance with the terms of this Agreement, or to select, purchase, and use, at Group’s expense, other or additional services, equipment, furnishings, inventory or supplies.

3.3 Service Company Personnel. All non-Provider personnel providing services at any location of the Practice shall be employees of Service Company. Service Company may engage or designate one or more individuals experienced in providing Business Support Services to dental groups, including, but not limited to, an office administrator or administrators, who will be responsible for the day-to-day provision of Business Support Services at the Practice locations pursuant to this Agreement. In addition, subject to Group’s ultimate approval, Service Company shall assist Group in recruiting, retaining and training all non-Provider personnel necessary for the operation of the Practice.

3.4 Deposit Accounts. Service Company shall establish an account or accounts (“Accounts”) in the name of Group at a commercial banking institution. All funds received by Group from whatever source shall be deposited into the Accounts. To promote more efficient and cost-effective payment of Clinic Costs and the Services Fee, and to facilitate prompt financial reporting, Group directs and authorizes Service Company to transfer Group’s cash on a daily basis from the Accounts to an account of Service Company, and to use such cash for such purposes as Service Company deems appropriate, subject to and consistent with the terms and provisions of this Agreement. Nothing in this Section 3.4 shall be construed to limit or otherwise modify the requirement that Service Company disburse funds in fulfillment of the obligations of Group and Service Company pursuant to this Agreement.

3.5 Billing and Collection; Accounts Payable Administration. On behalf of and for the account of Group, Service Company shall provide all billing and collection services required by Group. Group agrees to assist Service Company, as and if necessary, in the billing and collection process. Group authorizes Service Company to deposit such collections into the Accounts. Service Company shall also administer payment of the accounts payable of Group.

3.6 Budgeting and Tax Assistance.

(a) Annual Budget. Annually, Service Company, in consultation with Group, shall prepare and deliver to Group an annual capital and operating budget detailing the financial aspects of the Practice for the upcoming fiscal year.

(b) Accounting and Financial Records. Service Company shall establish and administer accounting procedures, controls and systems for the development, preparation and safekeeping of administrative and financial records and books of account relating to the business and financial affairs of Group and the provision of Dental Services, all of which shall be prepared and maintained in accordance with GAAP and applicable laws and regulations.

(c) Tax Matters. Service Company shall prepare or arrange for the preparation of all appropriate tax returns and reports required of Group.

3.7 Bookkeeping; Reports and Records.

(a) Bookkeeping. Service Company shall provide bookkeeping services, financial reporting and shall implement and manage a computerized information system appropriate for the Practice.

(b) Ownership of Records. All business records and information relating exclusively to the business and activities of either party shall be the property of that party, irrespective of the identity of the party responsible for producing or maintaining such records and information. Without limiting the foregoing, all patient charts and records relating to the Dental Services shall be the property of Group.

(c) HIPAA Compliance. Service Company and Group recognize that Service Company may be subject to the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations set forth thereunder at 45 C.F.R. Part 160 and Part 164 (the “HIPAA Privacy Regulations”) because Service Company provides certain services to Group pursuant to this Agreement, which sometimes may involve (i) the use and disclosure of Protected Health Information (as defined in the HIPAA Privacy Regulations) by Service Company, and (ii) the disclosure of Protected Health Information by or on behalf of Group to Service Company. Accordingly, pursuant to the HIPAA Privacy Regulations, Service Company may be a “Business Associate” and Group may be a “Covered Entity” (as those terms are defined in the HIPAA Privacy Regulations). Service Company and Group agree to comply with all of the requirements of HIPAA and the HIPAA Privacy Regulations applicable to Business Associates and Covered Entities, respectively.

3.8 Contract Negotiation and Execution. Group hereby appoints Service Company as its true and lawful attorney-in-fact to negotiate and execute on its behalf any and all documents and agreements deemed necessary by Service Company in carrying out Service Company’s responsibilities under this Agreement, and Service Company accepts such appointment; provided, however, that nothing in this Agreement apparently to the contrary authorizes Service Company to execute employment agreements or independent contractor agreements with Providers on behalf of Group.

3.9 Marketing and Public Relations Services. Subject to any limitation of law, regulation or ethical standards pertaining to the practice of dentistry, Service Company shall implement marketing and public relations programs reasonably necessary to promote, market and develop the Practice and the Dental Services provided by the Practice.

3.10 No Warranty. Group acknowledges that Service Company has not made and will not make any express or implied warranties or representations that the services provided by Service

Company pursuant to this Agreement will result in any particular size or increase in the size of the Practice or any particular amount or increase in Group’s income attributable to the provision of Dental Services.

ARTICLE IV

RESPONSIBILITIES AND COVENANTS OF GROUP

4.1 Provision of Dental Services. Group shall have sole responsibility for all Dental Services provided to patients of Group with regard to the diagnosis of the patient’s condition and the development of treatment plan alternatives, including, without limitation, the following:

(a) Diagnosis and Treatment. Group shall have sole responsibility for all medical and dental history evaluation, examination and diagnostic procedures appropriate for complete diagnosis, and for all treatment of patients.

(b) Referral to Specialists. Group shall have sole responsibility for all referrals to appropriate dental specialists and other allied health care professionals in accordance with professional dental standards of care.

4.2 Retention of Providers. Group shall use its best efforts to employ or contract with the number of Providers necessary for the efficient and effective operation of the Practice, and shall ensure that each such Provider holds and maintains in good standing all required licenses.

4.3 Professional Standards. Group shall use its best efforts to ensure that each Provider complies in all material respects with applicable federal, State and municipal laws, rules, regulations, ordinances and orders, and the ethics and standard of care of the dental community in which the Practice is located.

4.4 Hours of Clinical Operation. Group shall, after consultation with Service Company, establish hours of operation that are consistent with good dental practice and that are appropriate to the need to timely deliver Dental Services to Group’s patients, including emergency service 24 hours per day, seven days per week, including holidays.

4.5 Fees and Charges. Group shall, after consultation with Service Company, establish the fees, charges, premiums or other amounts due in connection with delivery of Dental Services to patients of Group. To facilitate Group’s decision, Service Company shall review, analyze and compare the fees, charges, premiums or other amounts charged by other dental care providers for similar services within the community Group serves, and Service Company shall make a recommendation to Group as to the level of fees, charges and premiums that Group should establish for any particular service.

4.6 Negative Covenants. During the Term, Group shall not, without the prior approval of Service Company, either in a single or series of related transactions (a) pledge, mortgage or otherwise encumber any of its property or the property of Service Company, (b) sell, assign, transfer or convey all or substantially all of its assets, including its goodwill, (c) merge or consolidate with any other entity, (d) allow the transfer or issuance of any of its stock or (e) take or allow any act that would materially impair the ability of Group to carry on the Practice or to fulfill its obligations under this Agreement.

4.7 Indemnification. To the extent not otherwise covered by insurance maintained by Service Company, Group shall indemnify, hold harmless and defend Service Company, its Affiliates, officers, directors and employees, from and against any and all liability, loss, damage, claim, causes of action and expenses (including reasonable attorneys’ fees) caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of Dental Services or any other acts or omissions by Group and/or its shareholders, directors, agents, Providers, employees and/or subcontractors (other than Service Company) during the Term.

ARTICLE V

CONFIDENTIALITY AND NONSOLICITATION

5.1 Confidentiality; Proprietary Information. In the course of the relationship created pursuant to this Agreement, Group will have access to certain methods, trade secrets, processes, ideas, systems, procedures, inventions, discoveries, concepts, software in various stages of development, designs, drawings, specifications, models, data, documents, diagrams, flow charts, research, economic and financial analysis, developments, procedures, know-how, policy manuals, form contracts, marketing and other techniques, plans, materials, forms, copyrightable materials and trade information (all of which is referred to in this Agreement as “Proprietary Information”) regarding the operations of Service Company and/or of its Affiliates (collectively, the “Protected Parties”). Group shall maintain all such Proprietary Information in strict secrecy and shall neither use for itself or any third parties nor divulge such information to any third parties, except as may be necessary for the discharge of their obligations under this Agreement or otherwise consented to in writing by Service Company. Group shall take all necessary and proper precautions against disclosure of any Proprietary Information to unauthorized Persons by any of its employees or agents. Group and all employees and agents of Group who will have access to all or any part of the Proprietary Information may be required to execute an agreement, at the request of Service Company, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to Service Company and its counsel, committing themselves to maintain the Proprietary Information in strict confidence and not to disclose it to any unauthorized Person. Upon termination of this Agreement for any reason, Group and each of its Providers shall cease all use of any of the Proprietary Information and, at the request of Service Company, shall execute such documents as may be necessary to evidence Group’s abandonment of any claim thereto. The parties recognize that a breach of this Section cannot be adequately compensated in money damages and therefore agree that injunctive relief shall be available to the Protected Parties as their respective interests may appear.

The obligations of Group under this Section shall apply as long as Group or any of Providers are in possession of Proprietary Information; provided, however, that the obligations of Group under this Section shall not apply to information: (i) that is a matter of public knowledge on or becomes a matter of public knowledge after the Effective Date of this Agreement, other than by breach of this Agreement or as a breach of the confidentiality terms of any other agreement between a third party and Group, Service Company and/or its Affiliates; or (ii) that was lawfully obtained by Group on a nonconfidential basis other than in the course of performance under this Agreement and from some Person other than Service Company or its Affiliates or from some Person other than one employed or engaged by Service Company or its Affiliates, which Person has no obligation of confidentiality to Service Company or its Affiliates.

5.2 Covenant Not to Solicit. For three years following termination of this Agreement, Group shall not:

(a) directly or indirectly solicit, recruit or induce any party to solicit or recruit any Person who is an employee of, or who has entered into an independent contractor arrangement with, Service Company or any Affiliate of Service Company;

(b) directly or indirectly, whether for itself or for any other Person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any of Service Company’s customers, business or clients; or

(c) directly or indirectly solicit, or induce any party to solicit, any of Service Company’s contractors or the contractors of any Affiliate of Service Company, to enter into the same or a similar type of contract with any other party.

5.3 Enforcement. Service Company and Group acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Article V would be inadequate, either party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

ARTICLE VI

FINANCIAL ARRANGEMENTS

6.1 Reimbursement of Clinic Costs. Group shall reimburse Service Company for all Clinic Costs incurred by Service Company.

6.2 Payment of Services Fee. Group agrees to pay Service Company the Services Fee in consideration of Service Company’s provision of the Business Support Services.

6.3 Payments. Amounts to be paid or reimbursed to Service Company pursuant to this Article VI shall be calculated by Service Company pursuant to the accrual basis of accounting and shall accrue and become payable daily, with actual payments during the term of this Agreement to be made from time to time out of Group’s available cash.

6.4 Adjustments to Services Fee.

(a) Annual Increase. Service Company shall have the right to increase the Services Fee at any time, and any such increases shall be immediately effective; provided, however, that, in any fiscal year, Service Company’s aggregate total increases in the Services Fee for such fiscal year may not exceed five percent of the Services Fee then in effect on the first day of such fiscal year. However, failure by the Service Company to increase the Services Fee by the full five percent in any fiscal year shall not operate as a waiver of Service Company’s right to adjust and correct retroactively the full amount of the five percent increase due in all subsequent fiscal years.

(b) Adjustments. If, in any period, Group does not have sufficient funds to pay the Service Fee, Service Company, in its sole discretion, may defer the amount of any unpaid Service Fee to future periods. Any such deferred amounts shall accumulate and Service Company, in its sole discretion, may charge such deferred amounts to the Group in any future period selected by Service Company. In addition, Service Company shall monitor and reconcile the Service Fees paid (and deferred, if any) on an annual basis and any overpayment of the Service Fee shall, at the election of Service Company, be refunded by Service Company to Group or applied as payment against any future Service Fee obligations of Group.

(c) Periodic Review. The Services Fee shall be reviewed from time to time to ensure the Service Company is fairly and reasonably compensated for its provision of the Business Support Services, and to ensure that Service Company does not receive compensation other than that which is fair and reasonable for its provision of the Business Support Services. Any changes to the Services Fee, other than those described above in Section 6.4 (a) and (b), shall be subject to the sole and nonreviewable discretion of the Chief Financial Officer of Service Company.

6.5 Reasonable Value. Reimbursement by Group of the Clinic Costs and payment by Group of the Services Fee is acknowledged as the parties’ negotiated agreement as to the reasonable fair market value of the Business Support Services furnished by Service Company pursuant to this Agreement, considering the nature and volume of the services required and the risks assumed by Service Company.

6.6 Patient Referrals and Payments. Service Company and Group agree that the benefits to Group hereunder do not require, are not payment for and are in no way contingent upon referral, admission or any other arrangement for the provision of any item or service offered by Service Company. Further, Service Company and Group agree that the payment of monies hereunder in no way represents the division, sharing, splitting or other allocation of fees for Dental Services between Group and Service Company.

6.7 Grant of Security Interest. As security for Group’s reimbursement of the Clinic Costs and for Group’s payment of the Services Fee, Group hereby grants to Service Company a security interest in all of Group’s right, title and interest in Group’s accounts, accounts receivable, contract rights, deposits, deposit accounts, inventory, equipment and general intangibles relating to the Practice, wherever located and whether now existing or owned or hereafter acquired (collectively, the “Collateral”); provided, however, that the Collateral shall not include any patient records (whether confidential or otherwise) or other property of Group the disclosure, transfer, assignment, pledge or encumbrance of which is prohibited by, or is otherwise contrary to, applicable law. In addition, Group authorizes Service Company to prepare and file any and all documents Service Company deems appropriate to perfect its security interest hereunder, and Group agrees to cooperate with Service Company and execute all documents requested by Service Company to enable Service Company to perfect its security interest hereunder.

ARTICLE VII

TERM AND TERMINATION

7.1 Initial and Renewal Term. This Agreement shall be effective as of the Effective Date, and shall remain in effect for an initial term of five years. At the end of the initial term and any renewal term, this Agreement shall automatically renew for an additional one (1) year renewal term unless one of the parties provides the other party written notice of intent not to renew not less than one hundred eighty (180) days before expiration of the then current term. As used in this Agreement, the word “Term” includes the initial term and, where applicable, any renewal term. Notwithstanding the foregoing, this Agreement may be terminated in accordance with Section 7.2.

7.2 Termination. Notwithstanding anything in this Agreement apparently to the contrary, in the event of a material breach of this Agreement by either party, the other party may, at any time after sixty days after written notice of the breach has been given to the breaching party, terminate this Agreement by delivering to the breaching party another written notice of termination; provided, however, that if the breaching party, prior to receiving the notice of termination, has begun and is diligently continuing good faith efforts to cure such breach, this Agreement shall remain in full force and effect.

7.3 Effect of Termination. Upon termination of this Agreement:

(a) Group shall surrender to Service Company all of Service Company’s property used in the operation of the Practice in the same condition as received, reasonable wear and tear excepted.

(b) Service Company shall deliver to Group all records related to the provision of Dental Services including, without limitation, patient records and any corporate, personnel and financial records maintained for the Practice and Providers, provided, that except as limited by law, Service Company shall have the option to copy (or otherwise duplicate) at its sole cost and expense such records of Group and to retain and utilize such records for its own use;

(c) Service Company shall deliver to Group any other property of Group in Service Company’s possession;

(d) Group shall ensure the provision of appropriate dental care to Group’s patients;

(e) Group shall promptly deliver to Service Company any Services Fees due and payable to Service Company, and shall reimburse Service Company for any unreimbursed Clinic Costs; and

(f) Both parties shall cooperate to ensure the appropriate billing and collections for Dental Services rendered by Group prior to the effective date of termination, and any such cash collected shall be retained by Group and/or paid to Service Company in accordance with Article VI.

ARTICLE VIII

MISCELLANEOUS

8.1 Status of Parties. Nothing herein shall be construed to create an employer/employee, partnership or joint venture relationship, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement or to permit Service Company to take any action that would constitute the practice of dentistry.

8.2 Notices. Any notice or other communication required or that may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile, or sent by certified, registered or express mail, postage prepaid, to the address of the party set forth below, and shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile, or if mailed, two days after the day of mailing.

Group:	Modern Dental Professionals - Abilene, P.C. 6501 Windcrest, Drive, Suite 100 Plano, TX 75024-3087

Service Company:	Monarch Dental Associates, L.P. 201 E. Sandpointe, Suite 800 Santa Ana, CA 92707 Facsimile No. (714) 428-1330

or to such other address, or to the attention of such other Person or officer, as any party may by written notice designate.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of State, exclusive of choice-of-laws provisions.

8.4 Assignment. Except as provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. Notwithstanding the foregoing, Group may not assign this Agreement without the prior written consent of Service Company, which consent may be withheld in Service Company’s sole discretion. This Agreement is assignable by Service Company without limitation.

8.5 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association. The award of the arbitrator(s) shall be final and binding on the parties, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrator(s), all of the prevailing party’s costs and fees. For this purpose, “costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees.

8.6 Severability, Contract Modifications for Prospective Legal Events. Nothing contained in this Agreement shall be construed to require the commission of an act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation, the latter shall prevail. In such event, and in any case in which any provision of this Agreement is determined to be in violation of a statute, law, ordinance or regulation, the affected provision(s) shall be limited only to the extent necessary to bring it within the requirements of the law and, insofar as possible under the circumstances, to carry out the purposes of this Agreement. The other provisions of this Agreement shall remain in full force and effect, and the invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of the other provisions of this Agreement, nor the availability of all remedies in law or equity to the parties with respect to such other provisions.

In the event any state or federal laws or regulations, now existing or enacted or promulgated after the Effective Date, are interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that the substantive structure of this Agreement may be in violation of such laws or regulations, Group and Service Company shall proceed in good faith to amend this Agreement, to the maximum extent possible, to preserve the underlying economic and financial arrangements between Group and Service Company. A party to this Agreement may choose to, but shall not be required to, take any action or to make any amendment to this Agreement if such action or amendment would put the party in a substantially and materially worse economic or financial position than that contemplated by the terms of this Agreement. The parties acknowledge that such amendment may require reorganization of Group or Service Company, or both, and may require either or both parties to obtain appropriate regulatory license and approvals. If an amendment is not possible, either party shall have the right to terminate this Agreement upon 30 days notice to the other party.

8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.8 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

8.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties as to its subject matter and supersedes all prior or contemporaneous communications, representations and agreements, oral or written, of the parties with respect to its subject matter.

IN WITNESS WHEREOF, Group and Service Company have executed this Agreement as of the day and year first above written.

GROUP:	Modern Dental Professionals - Abilene, P.C.

	By:	/s/ Roy D. Smith
	Name:	Roy D. Smith DDS
	Title:	President

SERVICE COMPANY:	Monarch Dental Associates, L.P.

	By:	Monarch Dental Management, Inc., its G.P.
	Name:	/s/ Bradley E. Schmidt
	Title:	Sec/Treas.

FIRST AMENDMENT

TO

AMENDED AND RESTATED BUSINESS SUPPORT SERVICES AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED BUSINESS SUPPORT SERVICES AGREEMENT (the “Amendment”), effective as of December 14, 2009, is made and entered into by and between Smile Brands of Abilene, L.P. (f/k/a Monarch Dental Associates – Abilene, L.P.), (“Service Company”) and Modern Dental Professionals – Abilene, P.C., (“Group”). All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement (defined below).

WHEREAS, Service Company and Group have previously entered into that certain Amended and Restated Business Support Services Agreement dated January 1, 2006 (the “Agreement”) and

WHEREAS, Service Company and Group desire to amend the Agreement as provided for herein.

NOW, THEREFORE, for good and valuable consideration, the tender, receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:

1. Section 7.1 of the Agreement is hereby amended to delete the first sentence thereof and replace it with the following:

“This Agreement shall be effective as of the Effective Date, and shall remain in effect for an initial term of ten years.”

2. Nothing in this Amendment shall be deemed to waive or modify any of the provisions of the Agreement, except as expressly stated herein. Except as expressly modified hereby, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is entered into by the parties as of the date set forth above.

SERVICE COMPANY:		GROUP:

By:	/s/ Bradley E. Schmidt	By:	/s/ Roy D. Smith DDS
Name:	Bradley E. Schmidt	Name:	Roy D. Smith DDS
Title:	CFO	Title:	President